Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 21, 2016—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2016.

Net income for the three months ended September 30, 2016 was $1.752 million, or $0.36 per share-basic and diluted, down from $1.837 million, or $0.38 per share-basic and diluted for the same quarter in 2015. Net interest income for the third quarter of 2016, after the provision for loan losses, was $6.637 million, approximately 3.6% lower than the same period in 2015. The provision for loan losses for the three months ended September 30, 2016 was $183 thousand compared to $142 thousand for the same period in 2015. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and a decrease in total loans outstanding. The net interest margin decreased to 3.10% in the third quarter of 2016 from 3.34% in the same period in 2015 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the third quarter of 2016 by $62 thousand, or 3.1%, while non-interest expenses increased $82 thousand, or 1.3%, compared to the same period in 2015. The increase in non-interest income was mainly due to an increase in other non-interest income of $57 thousand and an increase in other service charges and fees of $32 thousand offset by a decrease in service charges on checking accounts of $27 thousand. Non-interest expense increased due to an increase in salary and benefit expense of $119 thousand partially offset by an $27 thousand decrease in occupancy expense and a decrease in other operating expenses of $10 thousand.

Net income for the nine months ended September 30, 2016 decreased 3.8% to $5.057 million, or $1.04 per share-basic and diluted, from $5.259 million, or $1.08 per share-basic and diluted, for the nine months ended September 30, 2015. Net interest income for the nine months ended September 30, 2016, after the provision for loan losses, decreased 0.6% to $20.404 million from $20.531 million for the same period in 2015. Net interest margin for the nine months ended September 30, 2016, decreased to 3.11% in 2016 from 3.38% in the same period in 2015. The provision for loan losses for the nine months ended September 30, 2016 was $97 thousand compared to $408 thousand in 2015. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $182 thousand, or 3.2%, and non-interest expense increased by $574 thousand, or 3.0%, for the nine months ended September 30, 2016 when compared to the same period in 2015. The increase in non-interest income was due primarily to an increase in other service charges and fees and an increase in other non-interest income. Non-interest expense increased primarily due to an increase in loan related collection expenses and an increase in salary and benefits costs.

Total assets as of September 30, 2016 increased to $1.025 billion, up $51.621 million, or 5.3%, when compared to December 31, 2015. Deposits increased by $27.058 million, or 3.6%, and loans, net of unearned income, decreased by $19.563 million, or 4.6%, when compared to December 31, 2015. The decrease in loans, net of unearned income, was due to payments on loans in excess of current loan demand. Non-performing assets decreased by $2.342 million to

$15.721 million at September 30, 2016 as compared to $18.063 million at December 31, 2015, because of a decrease in non-accrual loans offset by increases in other real estate owned and in loans 90 days or more past due and still accruing interest.

During the nine months of 2016, the Company paid dividends totaling $0.72 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Nine Months Ending
	September 30,	June 30	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
INTEREST INCOME
Loans, including fees	$4,825	$4,734	$5,038	$14,344	$15,034
Investment Securities	2,720	2,851	2,737	8,287	8,096
Other Interest	29	40	14	148	61

	7,574	7,625	7,789	22,779	23,191
INTEREST EXPENSE
Deposits	448	451	468	1,367	1,350
Other borrowed funds	306	304	297	911	902

	754	755	765	2,278	2,252
NET INTEREST INCOME	6,820	6,870	7,024	20,501	20,939
PROVISION FOR LOAN LOSSES	183	-147	142	97	408

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,637	7,017	6,882	20,404	20,531
NON-INTEREST INCOME
Service charges on deposit accounts	1,010	898	1,037	2,795	2,878
Other service charges and fees	658	608	626	1,852	1,721
Other non-interest income	411	402	354	1,156	1,022

	2,079	1,908	2,017	5,803	5,621
NON-INTEREST EXPENSE
Salaries and employee benefits	3,460	3,479	3,341	10,341	10,038
Occupancy expense	1,330	1,208	1,357	3,867	3,953
Other non-interest expense	1,767	1,968	1,777	5,649	5,292

	6,557	6,655	6,475	19,857	19,283
NET INCOME BEFORE TAXES	2,159	2,270	2,424	6,350	6,869
INCOME TAXES	407	491	587	1,293	1,610

NET INCOME	$1,752	$1,779	$1,837	$5,057	$5,259

Earnings per share - basic	$0.36	$0.36	$0.38	$1.04	$1.08

Earnings per share - diluted	$0.36	$0.36	$0.38	$1.04	$1.08

Dividends Paid	$0.24	$0.24	$0.23	$0.72	$0.69

Average shares outstanding-basic	4,869,079	4,880,568	4,877,614	4,864,924	4,872,092
Average shares outstanding-diluted	4,877,693	4,885,951	4,879,911	4,873,240	4,872,996

	For the Period Ended,
	September 30,	June 30,	December 31,
	2016	2016	2015
Period End Balance Sheet Data:
Total assets	$1,025,126	$1,014,585	$973,505
Total earning assets	942,827	930,332	894,765
Loans, net of unearned income	410,019	402,368	429,582
Allowance for loan losses	4,113	4,809	6,474
Total deposits	780,463	779,659	753,405
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	97,071	92,885	86,425
Book value per share	$19.91	$19.05	$17.73
Period End Average Balance Sheet Data:
Total assets	$992,221	$988,756	$945,270
Total earning assets	913,507	908,706	863,829
Loans, net of unearned income	411,802	413,566	412,161
Total deposits	768,224	766,927	725,116
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	91,170	89,155	84,250
Period End Non-performing Assets:
Non-accrual loans	$9,734	$12,796	$14,423
Loans 90+ days past due and accruing	1,089	16	67
Other real estate owned	4,898	3,205	3,573

		As of
	September 30,	June 30,	December 31,
	2016	2016	2015
Year to Date Net charge-offs as a percentage of average net loans	0.60%	0.38%	0.03%
Year to Date Performance Ratios:
Return on average assets(1)	0.68%	0.66%	0.80%
Return on average equity(1)	7.40%	7.28%	9.01%
Year to Date Net Interest
Margin (tax equivalent)(1)	3.11%	3.12%	3.33%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com